UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2008

Commission File Number: 333 – 138471

DANA RESOURCES
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

810 MALECON CISNEROS, MIRAFLORES, LIMA, PERU R5 18
(Address of principal executive offices)

Pushkinska 20 – 3, Kiev, Ukraine
(Former address)

380 44 331 6201
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 – Appointment of Directors

On September 3, 2008, the Board of Directors of Dana Resources (the “Company”) appointed Mr. Elmer Moses Rosales Castillo as a director to serve on the Board of Directors of the Company. The appointment of Mr. Rosales increases the number of directors sitting on the Company’s Board of Directors to two. Mr. Rosales was also appointed as Chairman of the Board of Directors.

Mr. Rosales' appointment was made pursuant to the Agreement for the Assignment of Mining Rights (the “Angelo XXI Agreement”) between the Company and SMRL Angelo XXI entered into on June 3, 2008. Mr. Rosales is the acting president of SMRL Angelo XXI. Pursuant to the Angelo XXI Agreement, the Company completed the purchase of 19 patented and unpatented base and precious metal mining claims from SMRL Angelo XXI for the purchase price of 25,000,000 restricted shares of the Company’s common stock for a total value of $29,247,500. The purchase price was payable to SMRL Virgen De Las Nieves IV, a company over whose securities Mr. Rosales has sole dispositive and voting control. Mr. Rosales therefore has voting and dispositive control over 33% of the Company’s issued and outstanding capital stock. More information regarding the Angelo XXI Agreement is contained in the Company’s report on Form 8-K filed June 10, 2008.

Also pursuant to the Angelo XXI Agreement, we have agreed to pay to Mr. Rosales $10,000 per month for both his director services and for his managerial services as manager of a Peruvian subsidiary of the Company to be incorporated. There are no other understandings or arrangements among the Company, Mr. Rosales or any third parties pursuant to which Mr. Rosales was appointed.

Elmer Moses Rosales Castillo

For over thirty years (including the past five years) Mr. Rosales has been an entrepreneur in the Peruvian mining industry. He presently serves as the president and general manager of numerous Peruvian mining companies including MRC1 Exploraciones EIRL and SMRL, Norteamérica XXI, SMRL Virgen De Las Nieves IV, and SMRL Angelo XXI. Mr Rosales’ companies presently own and operate more than 120,000 hectares of mining claims in Peru. He is also a specialist in setting up agitation and heap leaching plants and operates an industrial scale pilot plant for this purpose.

Mr. Rosales is 54 years old and does not hold any other directorships in companies subject to U.S. reporting requirements. There are no family relationships between Mr. Rosales and any other directors or officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2008	Dana Resources
(Registrant)

By: /s/ Len De Melt
President, Chief Executive Officer,
Chief Financial Officer, Principal Accounting Officer